Exhibit 99.1

L I N C O L N E L E C T R I C H O L D I N G S , I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A

N E W S • R E L E A S E

LINCOLN ELECTRIC ACQUIRES REDVIKING®

Complements Lincoln Electric’s Automated Material Handling and Testing Solutions and Expands

Capabilities with Integrated Production Data and Analytic Software Solutions

CLEVELAND, Monday, April 1, 2024 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired RedViking, a privately held automation system integrator based in Plymouth, Michigan, U.S. RedViking specializes in the development and integration of state-of-the-art autonomous guided vehicles (AGVs) and mobile robots, custom assembly and dynamic test systems, and proprietary manufacturing execution system (MES) software. The company serves customers in the aerospace and defense, transportation, and general industry sectors.

“We are excited to welcome the RedViking team to Lincoln Electric. The acquisition expands our portfolio of automation solutions and extends our ability to serve customers in the growing aerospace and defense industries,” stated Steven B. Hedlund, Lincoln Electric’s President and Chief Executive Officer.

RedViking’s annual revenue is approximately $70 million, and their results will be reported in the Americas Welding Segment. Terms of the transaction were not disclosed.

About Lincoln Electric

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading materials science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln operates 71 manufacturing and automation system integration locations across 21 countries and maintains a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

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